EXHIBIT 23(b)


           Consent Of Independent Certified Public Accountants

The Board of Directors of
Access Pharmaceuticals, Inc.

We have issued our report dated March 3, 2000 accompanying the consolidated financial statements of Access Pharmaceuticals, Inc. and subsidiaries appearing in the 1999 Annual Report of the Company on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP
  ----------------------
    GRANT THORNTON LLP


Dallas, Texas
May 24, 2000